EXHIBIT 10.8

INVESCO LTD.

AMENDED AND RESTATED

2005 NON-QUALIFIED DEFERRED COMPENSATION PLAN

(EFFECTIVE AS OF JANUARY 1, 2009)

Table of Contents

ARTICLE I PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1	Purpose of the Plan	1
1.2	Definitions	1
1.3	Construction	4

ARTICLE II ELIGIBILITY	4

ARTICLE III PARTICIPANTS' DEFERRAL ELECTIONS

3.1	Participant's Deferral Election	4
3.2	Employer Contributions	5
3.3	Establishment of Account	6
3.4	2005 and 2006 Deferral Elections and Prior Plan Accounts	6

ARTICLE IV CREDITING TO ACCOUNTS; EARNINGS

4.1	Crediting to Accounts	7
4.2	Establishment of Trust	7
4.3	Crediting of Earnings, Gains or Losses	7

ARTICLE V PAYMENT OF ACCOUNT

5.1	Vesting of Account	8
5.2	Timing and Form of Payment	8
5.3	Payment at Termination of Service	10
5.4	Payment at Death.	10
5.5	Payment at Disability	10
5.6	Payment at a Change in Control	10
5.7	Unforeseeable Emergency Distribution	11

ARTICLE VI CLAIMS PROCEDURES

6.1	Claims for Benefits	11
6.2	Appeals	11

ARTICLE VII PLAN ADMINISTRATOR

7.1	Committee	12
7.2	Right and Duties	12
7.3	Compensation, Indemnity and Liability	12
7.4	Taxes	13

ARTICLE VIII MISCELLANEOUS

8.1	Limitation on Participant's Rights	13
8.2	Amendment of the Plan; Merger	13
8.3	Termination of the Plan	13
8.4	Notices to Participants	14
8.5	Non-Alienation	14
8.6	Controlling Law	14

ARTICLE I

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1	Purpose of the Plan

Effective as of December 1, 1997, Invesco Ltd. (f/k/a AMVESCAP PLC) established the AMVESCAP PLC Non-qualified Deferred Compensation Plan (“Prior Plan”) to allow certain eligible management employees of U.S. employers to defer the payment each year of a percentage of their Compensation to augment such employees’ retirement income in addition to what is provided for under the tax qualified plans of the Employer. The law applicable to non-qualified deferred compensation plans was changed effective January 1, 2005, and as a result, IVZ, Inc. (f/k/a AVZ, Inc.), a Subsidiary of Invesco Ltd. adopted a new non-qualified deferred compensation arrangement for eligible management employees of U.S. employers that are Subsidiaries of Invesco Ltd. for deferrals occurring on or after January 1, 2005, which Plan is amended and restated effective as of January 1, 2009 for the purpose of including additional provisions intended to ensure compliance with Internal Revenue Code Section 409A relating to deferred compensation. The amounts credited to participants as of December 31, 2004 under the Prior Plan will remain credited under the Prior Plan. This Plan is not intended to, and does not, qualify under Sections 401(a) and 501(a) of the Internal Revenue Code, and is designed to be exempt generally from the requirements of the Employee Retirement Income Security Act of 1974, as amended.

1.2   Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

            (a)         Account: The records maintained by the Plan Administrator to determine each Participant’s interest under this Plan. Such Account may be reflected as an entry in the Company’s (or Employer’s) records, or as a separate account under a trust, or as a combination of both. The Plan Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan.

             (b)        Annual Valuation Date: December 31 of each year while the Plan is in effect.

            (c)         Beneficiary: The person or persons (or trust or other entity) last designated in writing by the Participant to receive the amount in the Participant’s Account in the event of such Participant’s death; or if no designation shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate or personal representative.

                (d)      Code: The Internal Revenue Code of 1986, as it may be amended from time to time.

                (e)     Company: Invesco Ltd. or its successor or successors.

              (f)      Change in Control: A Change in Control shall be deemed to occur in the event of any of the following: (i) a change in the ownership of the Company; (ii) a change in effective control of the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Company. The determinations under (i), (ii) and (iii) above shall be made by the Plan Administrator in accordance with Treas. Reg. 1.409A-3(i)(5).

               (g)     Compensation: Compensation shall be the total cash remuneration paid by the Employer during each Plan Year, as reported on Form W-2 or its subsequent equivalent, including salary, bonuses under a Performance-Based Plan and other incentive bonuses, fees, commissions, amounts deferred under Code Sections 401(k) and 125, and amounts deferred under this and any other non-qualified program of salary reduction. Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code Sections 401(a)(17) or 415. The term “Compensation” shall not include income resulting from this Plan or the Prior Plan, the 2008 Global Equity Incentive Plan, the Invesco Ltd. Global Stock Plan, the Wholesalers Non-Qualified Deferred Compensation Plan, the Invesco Ltd. Executive Share Option Schemes or the Sharesave Plan.

                (h)    Disability: “Disability” as defined in Treas. Reg. 1.409A-3(i)(4).

                (i)     Effective Date: The effective date of the Plan is January 1, 2008.

               (j)     Election Form: The form or forms prescribed by the Plan Administrator on which a Participant may specify the amount of his Compensation that is to be deferred pursuant to the provisions of Article III, the time and manner of payment of his benefits, and the Performance Options in which his Account is deemed to be invested.

               (k)    Eligible Employee: The following classes or groups of employees of an Employer shall be eligible to participate in the Plan: Global Partners, Partners and Associate Partners. In addition, Wholesalers and certain other management or highly compensated employees shall be eligible to participate if designated by the Plan Administrator (or its designee). The Plan Administrator may, in its discretion, establish guidelines each year for determining the group of Wholesalers or highly compensated employees that are eligible to participate. However, participation in the Plan shall be limited to Eligible Employees who are management or highly compensated employees of the Employer, as such term is defined by Section 201 of ERISA, and regulations and rulings promulgated thereunder by the Department of Labor.

             (l)       Employee Deferral Account: The account maintained to reflect any Eligible Employee deferrals to the Plan pursuant to Section 3.1.

            (m)      Employer: Each Subsidiary of the Company whose Eligible Employees are authorized to participate in the Plan (as set forth on Schedule A as it may be amended from time to time), in accordance with such terms as may be established by the Company.

            (n)        ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            (p)        Participant: An Eligible Employee who has met the requirements of Article II for participation in the Plan and who has an Account in the Plan.

            (q)        Performance-Based Plan: A plan (or part of a plan) that pays compensation which qualifies as “Performance-based compensation” within the meaning of .Section 409A, Treas. Reg. 1.409A-1(e) and any rulings thereunder.

            (r)         Performance Option: A deemed investment fund, elected by the Participant, that will be used as the basis to calculate earnings, gains and losses on the amount in the Participant’s Account.

            (s)         Plan: The Invesco Ltd. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan, as set forth herein and as it may be amended from time to time.

            (t)         Plan Administrator: The Plan Administrator will be a committee (or other entity) established by the Plan Sponsor which has the exclusive and discretionary authority for making all decisions related to the Plan including determining Plan benefits. The Plan Administrator will also be responsible for carrying out the administrative duties of the Plan. In the absence of the appointment of such a committee, the Company shall be the Plan Administrator.

            (u)         Plan Sponsor: The Plan Sponsor is IVZ, Inc., a U.S. Subsidiary of Invesco Ltd. The payments of benefits to Participants are the primary obligation of the Employers. The Plan Sponsor may delegate any of its functions hereunder to a corporation or other entity which it owns or controls.

            (v)         Plan Year: The twelve month period beginning on January 1 and ending on December 31 each year.

            (w)        Prior Plan: The AMVESCAP PLC Non-Qualified Deferred Compensation Plan, which was established effective as of December 1, 1997, in which certain Participants in the Plan also participate.

            (x)         Prior Plan Elections: The deferral elections under the Prior Plan made prior to January 1, 2005 for Compensation that will be paid on or after January 1, 2005, that will be recognized under this Plan, and pursuant to which amounts will be credited to this Plan, and the distribution elections under the Prior Plan with respect to deferrals to the Plan on or after January 1, 2005.

            (y)        Prior Plan Transfer Account: The amount credited to a Participant under the Prior Plan that is transferred to this Plan, which shall be managed and distributed in accordance with the provisions of this Plan.

             (z)        Retirement or Retired: Termination of Service from all Employers on or after attaining age 58.

(aa)       Section 409A: Section 409A of the Code, as it may be amended from time to time.

(bb)      Specified Employee: The term “Specified Employee” has the meaning given such term in Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors of the Company or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(cc)      Subsidiary: Any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term “Subsidiary” shall also include a partnership in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest in the partnership.

(dd)      Termination of Service: A “separation from service” with the Employers as defined in Treas. Reg. 1.409A-1(h). A Participant shall not be deemed to have terminated service during a bona fide leave of absence, whether with or without pay, if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment under an applicable statute or by contract.

(ee)      Unforeseeable Emergency: An “unforeseeable emergency” as defined in Treas. Reg. 1.409A-3(i)(3)(i). Generally, an unforeseeable emergency is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

             (ff)        Valuation Date: The Annual Valuation Date and any other date(s) selected by the Plan Administrator as of which the Accounts of Participants are valued.

1.3      Construction

            The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof”, “herein” “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICLE II

ELIGIBILITY

Prior to the beginning of each Plan Year, the Plan Administrator (or its designee) shall determine each employee who is an Eligible Employee (as described in Section 1.2(k) hereof) of a participating Employer and eligible to participate in the Plan for such following Plan Year. The Plan Administrator may determine all or part of the Eligible Employee group by designating a class or group of employees as eligible, by establishing a compensation level for eligibility or by using such other method to designate the Eligible Employee group as the Plan Administrator deems appropriate and consistent with Section 409A and the rulings and regulations thereunder.

Each such Eligible Employee shall be provided the deferral election in Article III. Employees who are newly hired in the eligible group or who move into an eligible class during the Plan Year will become Eligible Employees (and first eligible to participate in the Plan) at the next scheduled enrollment period and will be provided the deferral election in Article III at such time.

ARTICLE III

PARTICIPANTS’ DEFERRAL ELECTIONS

3.1      Participant’s Deferral Elections

Each Eligible Employee may elect to participate for the Plan Year, or part of a Plan Year for which he is eligible, by delivering to the Plan Administrator a written notice, in such form as approved by the Plan Administrator, electing to participate and specifying the dollar amount or percentage of Compensation he elects to defer for such Plan Year or part of a Plan Year. The Plan Administrator may provide the Eligible Employee with a separate election with respect to salary and bonus (and other forms of Compensation).

Except as otherwise provided below, an election to defer Compensation, including a bonus payment that does not qualify as a payment under a Performance Based Plan, shall be made prior to the commencement of the Plan Year with respect to which the election to participate is made. The

Participant's deferrals under this Section 3.1 shall be credited to the Participant's Employee Deferral Account.

An election to defer any bonus payment under a Performance Based Plan must be made prior to the commencement of the Plan Year with respect to which the bonus payment is earned, unless otherwise determined by the Plan Administrator as provided in this Section 3.1. The Plan Administrator may, in its discretion, provide that the election may be made at a later date, provided that (x) in no event shall such date be later than the date that is six (6) months before the end of the performance period with respect to which such bonus payment is earned or awarded, (y) the Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Section 3.1, and (z) in no event may an election to defer such bonus payment be made after such compensation has become readily ascertainable.

Deferral elections shall become irrevocable immediately upon the last date an election may be made with respect to Compensation. A Participant may not during the Plan Year terminate an election to defer Compensation or discontinue future deferrals of Compensation under this Plan, or increase or decrease the amount of Compensation a Participant elects to defer during the Plan Year.

At the time a Participant elects to defer Compensation, the Participant shall elect with respect to such deferral the time and manner in which the amount deferred (and any earnings thereon) will be distributed to the Participant, which the Plan Administrator may provide is a continuing election with respect to all amounts credited (and to be credited) to the Participant’s Account. The distribution elections, and any changes to such elections, shall be made in accordance with Article V. If the Eligible Employee’s election would result in a deferral greater than the maximum provided herein, any deferred amount shall be reduced to the maximum limit.

An election to defer Compensation must be filed with the Plan Administrator within the time period prescribed by the Plan Administrator. If a Participant fails to file a properly completed and duly executed Election Form with the Plan Administrator by the prescribed time, he will be deemed to have elected not to defer any Compensation under this Plan for the Plan Year.

The Participant may designate on an Election Form a Beneficiary (or Beneficiaries) to receive payment of amounts in his Account in the event of his death.

The Plan Administrator may establish a maximum deferral limitation for a Plan Year for each group or class of Eligible Employees (which may be a dollar amount, a percentage of Compensation or some other limit) and may change such limitation from year to year, provided an Eligible Employee shall not be permitted to reduce his Compensation below the amount necessary to make required or elected contributions to employee benefit plans, required federal, state and local tax withholdings, and any other withholdings deemed necessary by the Plan Administrator or required by law.

3.2      Employer Contributions

            (a)         Effective January 1, 2006, as soon as practical after the end of each Plan Year and after the financial results of the Company and its Subsidiaries for such year have been determined, the Employer shall credit to a Qualifying Participant’s (as defined in (c) below) Employer Contribution Account the amount determined in (b) below. Amounts credited to the Employer Contribution Account shall be credited to the Participant’s Retirement Account. No Employer contribution shall be made for any Participant who does not satisfy the requirements for a Qualifying Participant for a Plan Year. For Eligible Employees hired before January 1, 2005, all amounts credited to a Qualifying Participant’s Employer Contribution Account shall be fully vested; for

Eligible Employees hired on or after January 1, 2005, the following vesting schedule shall apply to the Qualifying Participant’s Employer Contribution Account:

Years of Service	Vested Percentage	Subject to Forfeiture
Less than 1	0%	100%
1 but less than 2	25%	75%
2 but less than 3	50%	50%
3 but less than 4	75%	25%
4 or more	100%	0%

The determination of a Participant’s Years of Service shall be made in accordance with the service crediting rules of the Invesco Ltd. Money Purchase Plan.

            (b)         The amount to be credited to a Qualifying Participant each Plan Year shall be equal to the amount that would have been credited as employer contributions to such Qualifying Participant for the Plan Year under the Invesco Ltd. 401(k) Plan and the Invesco Ltd. Money Purchase Plan (together the “Qualified Plan’) if the Qualifying Participant had not made any deferrals to this Plan minus the amount that was contributed by the Employer to the Qualified Plans for the Qualifying Participant for the Plan Year (using the compensation and other limitations applicable to the Qualified Plans). The Employer shall determine the amount to be credited to a Qualifying Participant under this subsection (b) in good faith in a consistent manner with respect to all Qualifying Participants.

            (c)         For purposes of this Section 3.2, a Qualifying Participant is an Eligible Employee who has elected to make employee deferrals to the Plan for a Plan Year and Employee who has elected to make employee deferrals to the Plan for a Plan Year and as a result of such deferrals, the amounts the Employer would otherwise have contributed as employer contributions to the Qualified Plan is reduced.

3.3      Establishment of Account

Each Participant herein shall have maintained in his name an Account, which shall be credited with the amounts of Compensation deferred by the Participant under Section 3.1 and any Employer contribution credits under Section 3.2, as well as the earnings, gains and losses credited pursuant to Section 4.3 hereof.

3.4      2005 and 2006 Deferral Elections And Prior Plan Accounts

(a)         With respect to Eligible Employees who participated in the Prior Plan prior to January 1, 2005, and who have made deferral elections under the Prior Plan with respect to Compensation which becomes payable on or after January 1, 2005, the Company hereby transfers all rights with respect to such deferral elections and the related amounts deferred in 2005 and 2006 pursuant to such elections to the Plan and the Plan hereby assumes all such obligations. Such deferral elections and transferred amounts shall be maintained and administered in accordance with the Plan, including the payment rules of Article V. The Plan Administrator may permit changes to such deferral elections and payment elections in accordance with Section 409A and the regulations and rulings thereunder.

(b)         The Plan Administrator shall provide such additional payment elections to Participants with respect to amounts credited to the Plan pursuant to this Section 3.4 consistent with Section 409A and the regulations and rulings thereunder, including the transitional rules.

ARTICLE IV

CREDITING TO ACCOUNTS; EARNINGS

4.1      Crediting to Accounts

Deferral contributions made pursuant to Section 3.1 hereof shall be credited to the Employee Deferral Account of the Participant from whose Compensation such amounts were deferred, on or about the last day of the month in which actual salary or bonus deferral occurs (or as soon thereafter as is administratively practical). Employer contributions pursuant to Section 3.2 hereof shall be credited to the Employer Contribution Account of the Participant as of the date provided in Section 3.2(a).

4.2      Establishment of Trust

The Plan Sponsor or Employer may establish a trust fund with regard to the Accounts hereunder, designed to be a grantor trust under Code Section 671.

It is the intention of the Plan Sponsor and Employer that any trust established for this purpose shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA. The Employer may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Plan. In addition, if the principal of the trust established for this purpose, and any earnings thereon, is not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due.

Any trust created by the Plan Sponsor or Employer and any assets held by the trust to assist in meeting its obligations under the Plan shall, unless the Plan Sponsor determines otherwise, be consistent with the terms of the model trust as described in Revenue Procedure 92-64, as subsequently amended.

With respect to any benefits payable under the Plan, the Participants (and their Beneficiaries) shall have the same status as general unsecured creditors of the Employer, and the Plan shall constitute a mere unsecured promise by the Employer to make benefit payments in the future.

4.3      Crediting Of Earnings, Gains Or Losses

Each Participant on an Election Form shall have the right to select from among various Performance Options, as made available under the Plan in the discretion of the Plan Administrator, which may change from time to time. The Plan Administrator may establish percentage increments in which the deemed investment election must be made. The crediting of earnings, gains or losses to the Participant’s Account will reflect the Participant’s selection of Performance Options. Participants may re-allocate their Account among the various Performance Options on a quarterly basis (or such other periodic basis as may be established by the Plan Administrator). The Participant’s reallocation election may relate to his future deferral contributions or to his existing Account balance, or both. The Plan Administrator may also permit separate elections of Performance Options with respect to each of the payment dates selected by the Participant under Section 5.2. If the Participant fails to direct the deemed investment of 100% of his Account, any undirected amount shall be deemed to be invested in the Money Market Fund Performance Option or such other fixed income Performance Option as may be designated by the Plan Administrator.

Earnings, gains or losses shall be credited periodically at such times as determined by the Plan Administrator, based on the results of the applicable Performance Options.

The Performance Options are used solely for the purpose of determining the deemed earnings, gains and losses to be credited to a Participant’s Account and no actual investment in the Performance Options shall be required. The Participant has no rights to any particular asset of the Employer or Plan Sponsor. The Participant’s Account is a general unsecured obligation of the Employer of such Participant.

The Performance Options may be changed or modified from time to time by the Plan Administrator. By electing to participate in this Plan, the Participant is acknowledging that he/she has been provided by the Plan Administrator (or its designee) with sufficient information with respect to Performance Options to make an informed decision with respect to the deemed investment of his or her Account.

ARTICLE V

PAYMENT OF ACCOUNT

5.1      Vesting of Account

A Participant’s Account derived from his deferral contributions under Section 3.1 shall be one hundred percent (100%) vested and non-forfeitable at all times. A Participant’s Account derived from any Employer contributions under Section 3.2 shall be vested in accordance with the provisions of Section 3.2. Payment of the vested amount of the Participant’s Account shall be made in accordance with the provisions of this Article V.

5.2      Timing and Form of Payment

(a)         Subject to subsection (f) below, on the Election Form, the Participant shall make an election as to the timing and form of payment for any deferrals for such Plan Year and the form of payment for any Employer contributions (such contributions are automatically credited to the Participant’s Retirement Account) for such Plan Year from among the options set forth below for Retirement and for any payments during employment. Once the Participant elects a time and form of payment, that election is irrevocable; provided, however, that the Plan Administrator may provide for a change in such election in accordance with Section 5.2(d). Upon Retirement, the entire amount of the Participant's Account will become vested.

(i)     The Participant may elect to receive, upon Retirement from the Employer, the entire amount of the Account shall be distributed in a single lump sum within the first ninety (90) days following the date of the Participant’s Retirement; or

(ii)    The Participant may elect to receive, upon Retirement from the Employer, the Account shall be distributed in annual installment payments for a period of up to ten (10) years. The first installment payment shall be made within the first ninety (90) days following the Participant’s Retirement and thereafter payments shall be made on each anniversary of the first payment date until paid in full. Under this method, for example, the first year’s payment will equal one tenth (1/10) of the total Account, the second year will equal one ninth (1/9) of the remaining Account, and so forth; or

(iii)   The Participant may elect to receive payments during employment and prior to Retirement or other Termination of Service. If so elected, the Participant shall select, in the Election Form, (i) the month and year in which the initial payment shall be made (the “Initial

Payment Date”), which Initial Payment Date may not be earlier than five years after the date amounts are first credited to such Participant’s Account, and (ii) a lump sum distribution or annual installment payments over a period of up to ten (10) years, in the manner provided in (ii) above, as applicable. The lump sum payment or the first installment payment, as applicable, shall be made within the first ninety (90) days following the Initial Payment Date. Any subsequent deferrals to such designated in-service distributions must be made in accordance with Section 5.2(d). A Participant may only elect such number of pre-Retirement distribution dates for the vested portion of his Account as may be permitted by the Plan Administrator (or his designee) and the Plan Administrator may increase the minimum deferral period for in-service distribution accounts. Notwithstanding the Participant’s election under this subsection (a)(iii), in the event of the Participant’s Retirement or occurrence of an event specified in subsection (e) below, the remaining balance of the Participant’s Account shall be payable in accordance with the provisions for payment at Retirement or the events specified in subsection (e) below (whether or not the in-service account was in payment status at Retirement).

            (b)         If no Retirement election is made (i.e., the Participant elects to receive in-service distributions), upon the Participant’s Retirement, his Account (including amounts designated for in-service payments which have not yet commenced) will be paid in a lump sum within the first ninety (90) days following the date of Retirement.

(c)        The Participant will designate each Plan Year which portion of the amounts credited for such Plan Year shall be credited to the Participant’s Retirement Account and any In-Service Distribution Accounts he has selected. If a Participant’s Account is distributed in installments, the Account shall continue to be credited with deemed earnings, gains and losses in accordance with Article IV until the entire amount of the Account is distributed.

              (d)        The Plan Administrator may permit a Participant to change his initial election to defer the date on which payment of his Account shall commence and/or change the method of payment of his Account, in accordance with the following:

(i) after the initial election under Section 5.2(a)(iii) above, a Participant may only make two election changes with respect to a particular in-service payment date that has been selected or a method of payment that has been selected (after such second election change, the election shall become irrevocable);

(ii) the Participant must change his election not less than twelve (12) months before a scheduled payment;

(iii) the first payment with respect to such changed election must be deferred at least five (5) years from the date such payment would otherwise have been made; and

(iii) the election shall not become effective for twelve (12) months.

The change of election shall be made on a form provided by the Plan Administrator.

            (e)         Notwithstanding the Participant’s election under subsection (a) above, the payment of a Participant’s Account will be accelerated as provided below in the event of Termination of Service (Section 5.3), Death (Section 5.4), Disability (Section 5.5) or a Change in Control (Section 5.6).

            (f)         Notwithstanding anything in the Plan to the contrary, if any amount becomes payable under this Plan by reason of a Participant’s Retirement or Termination of Service during a period in which the Participant is a Specified Employee, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), such amounts shall be distributed in accordance with the following: (1) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such compensation will be delayed until the earlier of (i) a date no later than thirty (30) days following the Participant’s death, or (ii) the first day of the seventh month following the Participant’s Retirement or Termination of Service; and (2) if the payment or distribution is payable over time, the amount of such compensation that would otherwise be payable during the six-month period immediately following the Participant’s Retirement or Termination of Service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Retirement or Termination of Service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

5.3       Payment at Termination of Service

Subject to Section 5.2(f) above, the vested amount of the Participant's Account (including amounts designated for in-service payments which have not yet commenced) will be paid in a lump sum within the first ninety (90) days following the Participant's Termination of Service. The elections under Section 5.2 shall not be recognized, provided that such Termination of Service does not qualify as Retirement or a Disability under the terms of this Plan.

5.4       Payment at Death

In the event a Participant dies prior to Retirement or other Termination of Service, the entire amount of the Participant’s Account will become fully vested and will be paid as if the Participant Retired on the date of death and except as provided in the next sentence, the elections under Section 5.2 shall not be recognized. The form of payment to the Beneficiary shall be in accordance with the Participant’s election on the Election Form for payments at Retirement. In the event of death subsequent to Retirement, the remaining amount of the Participant’s Account, if any, will be distributed to the Participant’s designated Beneficiaries in the form and at the time that payments would have been made had the Participant survived.

5.5       Payment at Disability

In the event of the Participant’s Disability (as defined in Section 1.2(h)), the entire amount of the Participant’s Account will become fully vested and payment will be made as if the Participant had Retired on the date that he or she became disabled and the elections under Section 5.2 shall not be recognized (except as to the form of payment elected for Retirement). Once payment has commenced, payments will continue as elected regardless of any future change in the Participant's Disability status.

5.6       Payment at a Change in Control

In the event of a Change in Control (as defined in Section 1.2(f) of .the Plan), the entire amount of the Participant’s Account will become fully vested and will be paid in a lump sum within ninety (90) days of the event constituting a Change in Control and the elections under Section 5.2 shall not be recognized.

5.7       Unforeseeable Emergency Distribution

In the event of an Unforeseeable Emergency either before or after the commencement of payments hereunder, the Participant may request in writing that, all or a portion of his vested Account be paid in one or more installments prior to the normal time for payment of such amount. The Plan Administrator shall, in its reasonably judgment, determine whether an Unforeseeable Emergency exists. If the Plan Administrator determines that an Unforeseeable Emergency exists, a distribution from the Participant’s Account shall be made within the first [thirty (30)] days following the occurrence of the Unforeseeable Emergency. Such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, [after taking into account any additional compensation that is available pursuant to Section 3.1(g) herein]. Distribution may not be made to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the plan.

ARTICLE VI

CLAIMS PROCEDURES

6.1      Claims for Benefits

If a Participant or beneficiary (hereafter, “Claimant”) does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim for benefits is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension shall not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his claim, and the steps which the Claimant must take to have his claim for benefits reviewed.

6.2       Appeals

Each Claimant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he received the written notice denying his claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and shall be communicated in writing to the Claimant. Such written notice shall set forth the basis for the Plan Administrator’s decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator’s decision shall be rendered not later than 120 days after receipt of a request for review.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

ARTICLE VII

PLAN ADMINISTRATOR

7.1       Committee

The Plan Administrator shall be the Company or such committee as may be designated by the Company to administer and manage the Plan. Members of any committee shall not be required to be employees of the Company or Participants. Action of the Plan Administrator may be taken with or without a meeting of committee members. If a member of the committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account.

7.2       Right and Duties

The Plan Administrator shall have the discretionary authority to administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

             (a)     To construe, interpret, and administer this Plan;

            (b)      To make allocations and determinations required by this Plan, and to maintain records relating to Participants’ Accounts;

            (c)       To compute and certify to the Company the amount and kinds of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

           (d)        To authorize all disbursements by the Company pursuant to this Plan;

           (e)         To maintain (or cause to be maintained) all the necessary records of the administration of this Plan;

            (f)         To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

           (g)        To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

           (h)        To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

7.3   Compensation, Indemnity and Liability

            The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Company or the Employers. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee and their agents and designees against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

7.4   Taxes

            If the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company or an Employer shall be required to pay or withhold, the Company and the Employer shall have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Company or an Employer shall provide notice of any such withholding. Prior to making any payment, the Company or an Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

ARTICLE VIII

MISCELLANEOUS

8.1       Limitation on Participant’s Rights

Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or the employ of any Employer, or any right or interest in this Plan or any assets of the Company or an Employer other than as herein provided. The Company and the Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Company or an Employer under this Plan, except to the extent expressly provided herein.

8.2   Amendment of. the Plan; Merger

            The Plan may be amended, in whole or in part, from time to time, by the Company, without the consent of any other party; however, no such amendment will reduce the amount credited to the Participant’s Account as of the date of such amendment. The Company may permit all or part of any other deferred compensation plan maintained by the Company or a Subsidiary to be merged or combined with this Plan on such terms as the Company may determine.

8.3   Termination of the Plan

The Plan may be terminated at any time by action of the Company, without the consent of any other party. The amounts credited to the Participant’s Accounts upon such termination shall become fully vested and shall be paid in a lump sum; provided that (i) the Company terminates at the same time any other arrangement that would be aggregated with the Plan under Section 409A; (ii) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three (3) years; (iii) the payments upon such termination shall not commence until twelve (12) months after the date of termination (other than payments already scheduled to be made); (iv) all payments upon such termination are made within twenty-four (24) months after the date of termination; and (v) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company. The termination of this Plan shall not result in the reduction of the amount credited to the Participant's Account as of the date of such termination.

8.4   Notices to Participants

From time-to-time, the Plan Administrator shall provide each Participant with an accounting of the value of his Account as of a Valuation Date. Further, each Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

8.5   Non-Alienation

This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 7.4) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company; provided, that the Plan Administrator may, in its sole discretion and subject to such terms as it may impose, consent to such assignment in connection with a separation, divorce, child support or similar arrangements. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of the Company to expressly agree to assume and perform this Agreement.

8.6   Controlling Law

The Plan shall be governed by and construed in accordance with the laws of the State of Georgia, to the extent not preempted by laws of the United States of America. Venue shall lie in Fulton County, State of Georgia.

IN WITNESS WHEREOF, IVZ, Inc. hereby adopts the Invesco Ltd. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan, effective as of January 1, 2009.

ATTEST:                                                                                                        IVZ, INC. (Plan Sponsor)

____________________________________                                                         By: __________________________

Secretary                                                                                                     Name:

                                                                                             Title:

SCHEDULE A

PARTICIPATING EMPLOYERS

[To Be Updated]